Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bankwell Financial Group, Inc. of our report dated March 8, 2022, relating to the consolidated financial statements of Bankwell Financial Group, Inc., appearing in the Annual Report on Form 10-K of Bankwell Financial Group, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Hartford, Connecticut
May 27, 2022